Exhibit 99.3
PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
DIGI INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended March 31,		Six months ended March 31,
	2006	2005	2006	2005
	(in thousands, except per common share data)
Net salest	$34,380	$29,312	$67,756	$58,782
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	14,894	11,328	28,904	22,487
Amortization of purchased and core technology (1)	1,168	982	2,336	2,080

Gross profit	18,318	17,002	36,516	34,215

Operating expenses:
Sales and marketing	6,802	6,411	13,553	12,854
Research and development	5,011	3,820	9,825	8,072
General and administrative (1)	3,293	2,575	7,047	4,992

Total operating expenses	15,106	12,806	30,425	25,918

Operating income	3,212	4,196	6,091	8,297

Interest income and other, net	554	312	886	502

Income before income taxes	3,766	4,508	6,977	8,799
Income tax provision (benefit)	1,199	(4,291)	2,227	(2,961)
Net income	$2,567	$8,799	$4,750	$11,760

Net income per common share:
Basic	$0.11	$0.39	$0.21	$0.53

Diluted	$0.11	$0.37	$0.20	$0.50

Weighted average common shares, basic	23,001	22,477	22,890	22,277

Weighted average common shares, diluted	23,687	23,645	23,609	23,473

(1)	Amortization of purchased and core technology has been reclassified from general and administrative expenses to a separate line item within cost of sales for all periods presented.
The accompanying notes are an integral part of the condensed consolidated financial statements.

DIGI INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2006	September 30, 2005
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$15,690	$12,990
Marketable securities	44,317	37,184
Accounts receivable, net	18,040	16,897
Inventories	18,793	18,527
Other	5,272	5,115

Total current assets	102,112	90,713

Property, equipment and improvements, net	20,266	20,808
Identifiable intangible assets, net	22,874	26,342
Goodwill	38,530	38,675
Other	913	1,093

Total assets	$184,695	$177,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Capital lease obligations, current portion	$409	$414
Accounts payable	4,430	6,272
Income taxes payable	5,960	3,306
Accrued expenses:
Compensation	3,852	5,308
Other	5,892	5,048
Deferred revenue	56	370

Total current liabilities	20,599	20,718

Capital lease obligations, net of current portion	930	1,181
Net deferred tax liabilities	816	2,195

Total liabilities	22,345	24,094

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; 23,072,459 and 25,456,755 shares issued	258	255
Additional paid-in capital	140,617	136,513
Retained earnings	40,646	35,896
Accumulated other comprehensive income	311	639
Treasury stock, at cost, 2,754,488 and 2,794,562 shares	(19,482)	(19,766)

Total stockholders’ equity	162,350	153,537

Total liabilities and stockholders’ equity	$184,695	$177,631

The accompanying notes are an integral part of the condensed consolidated financial statements.

DIGI INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended March 31,
	2006	2005
	(in thousands)
Operating activities:
Net income	$4,750	$11,760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	1,272	1,161
Amortization of identifiable intangible assets and other assets	3,825	3,028
Deferred income taxes	(1,256)	(3,060)
Tax benefit related to the exercise of stock options	—	1,986
Stock-based compensation	1,163	37
Other	(533)	(204)
Changes in operating assets and liabilities:
Accounts receivable	(507)	(2,089)
Inventories	(685)	(169)
Other assets	(157)	(1,035)
Accounts payable and accrued expenses	(2,375)	(1,707)
Income taxes payable	2,674	(5,283)

Net cash provided by operating activities	8,171	4,425

Investing activities:
Purchase of held-to-maturity marketable securities, net	(7,133)	(5,496)
Purchase of property, equipment, improvements and certain other intangible assets	(894)	(333)
Deposit on business acquisition	—	(4,400)

Net cash used in investing activities	(8,027)	(10,229)

Financing activities:
Payments on capital lease obligations	(256)	—
Tax benefit related to the exercise of stock options	330	—
Proceeds from stock option plan transactions	2,673	5,072
Proceeds from employee stock purchase plan transactions	359	411

Net cash provided by financing activities	3,106	5,483

Effect of exchange rate changes on cash and cash equivalents	(550)	763

Net increase in cash and cash equivalents	2,700	442
Cash and cash equivalents, beginning of period	12,990	19,528

Cash and cash equivalents, end of period	$15,690	$19,970

The accompanying notes are an integral part of the condensed consolidated financial statements.

DIGI INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
1.	BASIS OF PRESENTATION OF UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES
The interim unaudited condensed consolidated financial statements included in this Form 10-Q have been prepared by Digi International Inc. (the Company or Digi) pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures, normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted, pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto, including the summary of significant accounting policies, presented in the Company’s 2005 Annual Report on Form 10-K as filed with the SEC.
The condensed consolidated financial statements presented herein reflect, in the opinion of management, all adjustments which consist only of normal, recurring adjustments necessary for a fair presentation of the consolidated financial position and the consolidated results of operations and cash flows for the periods presented. The consolidated results of operations for any interim period are not necessarily indicative of results for the full year.
2.	RECLASSIFICATION OF CERTAIN IDENTIFIABLE INTANGIBLE ASSET AMORTIZATION
The Company has reclassified the amortization of identifiable intangible assets related to purchased and core technology (see Note 8) from general and administrative expenses to a separate line item within cost of sales in the accompanying Condensed Consolidated Statement of Operations for all periods presented.
3.	COMPREHENSIVE INCOME
For the Company, comprehensive income is comprised of net income and foreign currency translation adjustments. Foreign currency translation adjustments are charged or credited to accumulated other comprehensive income within stockholders’ equity.
Comprehensive income was as follows (in thousands):

	Three months ended		Six months ended
	March 31,		March 31,
	2006	2005	2006	2005
Net income	$2,567	$8,799	$4,750	$11,760
Foreign currency translation (loss) gain, net of income tax	(74)	(72)	(328)	880

Comprehensive income	$2,493	$8,727	$4,422	$12,640

4.	NET INCOME PER COMMON SHARE
Basic net income per common share is calculated based on the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed by dividing net income by the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares of the Company’s stock result from dilutive common stock options and shares purchased through the employee stock purchase plan.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
4.	NET INCOME PER COMMON SHARE (CONTINUED)
The following table is a reconciliation of the numerators and denominators in the net income per common share calculations (in thousands, except per common share data):

	Three months ended March 31,		Six months ended March 31,
	2006	2005	2006	2005
Numerator:
Net income	$2,567	$8,799	$4,750	$11,760

Denominator:
Denominator for basic net income per common share — weighted average shares outstanding	23,001	22,477	22,890	22,277

Effect of dilutive securities:
Employee stock options and employee stock purchase plan	686	1,168	719	1,196

Denominator for diluted net income per common share — adjusted weighted average shares	23,687	23,645	23,609	23,473

Net income per common share, basic	$0.11	$0.39	$0.21	$0.53

Net income per common share, diluted	$0.11	$0.37	$0.20	$0.50

Potentially dilutive shares related to stock options to purchase 1,354,782 common shares for both the three and six month periods ended March 31, 2006, respectively, and potentially dilutive shares related to stock options to purchase 275,375 and 300,375 common shares for the three and six month periods ended March 31, 2005, respectively, were not included in the computation of diluted earnings per common share because the options’ exercise prices were greater than the average market price of common shares and, therefore, their effect would be anti-dilutive.
5.	STOCK-BASED COMPENSATION
Stock-based awards are granted under the terms of the Company’s Stock Option Plan (the Stock Option Plan), Non-Officer Stock Option Plan (the Non-Officer Plan) and the 2000 Omnibus Stock Plan (the Omnibus Plan)(collectively the Plans). The Plans provide for the issuance of stock-based incentives, including incentive stock options (ISOs) and nonstatutory stock options (NSOs), to employees and others who provide services to the Company, including consultants, advisers and directors. Options granted under the Plans generally vest over a four year service period and will expire if unexercised after ten years from the date of grant.
The exercise price for ISOs and non-employee director options granted under the Stock Option Plan or the Omnibus Plan is set at the fair market value of the Company’s common stock based on the closing price on the date of grant. The exercise price for nonstatutory options granted under the Plans is set by the Compensation Committee of the Board of Directors. The authority to grant options under the Plans and set other terms and conditions rests with the Compensation Committee. The Stock Option Plan and Non-Officer Plan terminate in 2006 and the Omnibus Plan terminates in 2010.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
5.	STOCK-BASED COMPENSATION (CONTINUED)
Additionally, the Company has outstanding stock options for shares of the Company’s stock under various plans assumed in connection with its prior acquisition of NetSilicon, Inc. (the Assumed Plans). Additional awards cannot be made by the Company under the Assumed Plans.
Prior to October 1, 2005, the Company accounted for its stock-based awards using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25) and related interpretations, in accordance with Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (FAS No. 123). Accordingly, compensation costs for stock options granted were measured as the excess, if any, of the fair value of the Company’s common stock at the date of grant over the exercise price to acquire the common stock. Such compensation expense, if any, was amortized on a straight-line basis over the option vesting period.
Effective October 1, 2005, the Company adopted Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (FAS No. 123R), as amended by FASB Staff Position No. FAS 123(R)-4 (FSP FAS 123(R)-4), using the modified prospective method of application. Under this method, compensation expense is recognized both for (i) awards granted, modified or settled subsequent to September 30, 2005 and (ii) the nonvested portion of awards granted prior to October 1, 2005. Compensation expense recorded during the three and six month periods ended March 31, 2006 includes approximately $0.2 million and $0.3 million, respectively, related to awards issued subsequent to September 30, 2005. In addition, compensation expense recorded during the three and six month periods ended March 31, 2006 includes approximately $0.4 million and $0.9 million, respectively, related to the current vesting portion of awards issued prior to September 30, 2005.
The impact of adopting FAS No. 123R for the Company’s three and six month period ended March 31, 2006 was an increase in compensation expense of $0.6 million ($0.4 million after tax) and $1.2 million ($0.8 million after tax), respectively, and a reduction of $0.02 and $0.04 for both basic and diluted earnings per share. The adoption of FAS No. 123R is expected to incrementally increase pre-tax compensation expense by approximately $2.3 million during fiscal 2006.
FAS No. 123R also requires that the cash retained as a result of the tax deductibility of the increase in the value of share-based arrangements be presented as a component of cash flows from financing activities in the Condensed Consolidated Statement of Cash Flows. In prior periods, such amounts were presented as a component of cash flows from operating activities.
A summary of option activity under the Plans as of March 31, 2006 and changes during the six months then ended is presented below (in thousands, except per common share amounts):

			Weighted Average	Weighted Average	Aggregate
	Available	Options	Exercise Price per	Contractual Term	Intrinsic
	for Grant	Outstanding	Common Share	(in years)	Value
Balances, September 30, 2005	950	4,511	$9.98

Granted	(456)	456	12.36
Exercised	—	(370)	7.22
Forfeited	92	(92)	10.14
Expired	24	(24)	22.96

Balances, March 31, 2006	610	4,481	$10.38	5.79	$10,208

Exercisable at March 31, 2006		3,418	$9.90	4.78	$9,257

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
5.	STOCK-BASED COMPENSATION (CONTINUED)
The intrinsic value of an option is the amount by which the fair value of the underlying stock exceeds its exercise price. The total intrinsic value of all options exercised during the six month period was $1.6 million. The weighted average fair value of options granted during the six months ended March 31, 2006 was $5.80. The weighted average fair value was determined based upon the fair value of each option on the grant date, utilizing the Black-Scholes option-pricing model and the following assumptions:

Risk free interest rate	4.28% – 4.52%
Expected option holding period	3 – 5 years
Expected volatility	50% – 60%
Weighted average volatility	55%
Expected dividend yield	0
A summary of the Company’s nonvested options as of March 31, 2006 and changes during the six months then ended is presented below (in thousands, except per common share amounts):

		Weighted Average
		Grant Date
	Number of	Fair Value per
	Options	Common Share
Nonvested at September 30, 2005	967	$4.81

Granted	456	5.80
Vested	(268)	2.62
Forfeited	(92)	5.55

Nonvested at March 31, 2006	1,063	$5.72

The Company’s pro forma net income and pro forma earnings per share for the three months and six months ended March 31, 2005, which include pro forma net income and earning per share amounts as if the fair-value-based method of accounting had been used are as follows (in thousands, except per common share amounts):

	Three months ended	Six months ended
	March 31, 2005	March 31, 2005
Net income as reported	$8,799	$11,760
Add: Total stock-based compensation expense included in reported net income, net of related tax effects	37	37
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(383)	(733)

Pro forma net income	$8,453	$11,064

Net income per common share:
Basic — as reported	$0.39	$0.53
Basic — pro forma	$0.38	$0.50

Diluted — as reported	$0.37	$0.50
Diluted — pro forma	$0.36	$0.48

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
5.	STOCK-BASED COMPENSATION (CONTINUED)
The Company used historical data to estimate pre-vesting forfeiture rates. As of March 31, 2006 the total unrecognized compensation cost related to nonvested stock-based compensation arrangements net of expected forfeitures was $5.8 million and the related weighted average period over which it is expected to be recognized is approximately 3.0 years.
6.	ACQUISITIONS
Rabbit Semiconductor Inc.
On May 26, 2005, the Company acquired Rabbit Semiconductor Inc. (Rabbit), formerly Z-World, Inc., a privately held corporation for a purchase price of $49.3 million in cash (excluding cash acquired of $0.4 million and assumption of $1.3 million of debt) in exchange for all outstanding shares of Rabbit’s common stock and outstanding stock options. The Company did not replace Rabbit’s outstanding options with Digi options.
The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The purchase price allocation resulted in goodwill of $30.6 million. The Company believes that the acquisition resulted in the recognition of goodwill primarily because the complementary nature of Rabbit microprocessor and microprocessor-based modules and Z-World single board computer product lines are anticipated to extend Digi’s position in the commercial grade device networking module business.
The following unaudited pro forma condensed consolidated results of operations have been prepared as if the acquisition of Rabbit had occurred as of October 1, 2004. Pro forma adjustments include amortization of identifiable intangible assets and the $0.3 million charge related to acquired in-process research and development associated with the Rabbit acquisition. Had the Company acquired Rabbit as of October 1, 2004, net sales, net income and net income per share would have changed to the pro forma amounts below (in thousands, except per common share amounts):

	Three months ended	Six months ended
	March 31, 2005	March 31, 2005
Net sales	$36,484	$72,921
Net income	$7,885	$10,271
Net income per common share, basic	$0.35	$0.46
Net income per common share, diluted	$0.34	$0.44
The unaudited pro forma condensed consolidated results of operations are not necessarily indicative of results that would have occurred had the acquisition occurred as of the beginning of fiscal 2005, nor are they necessarily indicative of the results that will be obtained in the future.
FS Forth-Systeme GmbH/Sistemas Embebidos S.A.
Effective April 1, 2005, the Company acquired FS Forth-Systeme GmbH/Sistemas Embebidos S.A. (collectively referred to as FS Forth) from Embedded Solutions AG of Germany. FS Forth is a provider of embedded modules, software and development services. The purchase price included a payment of $4.8 million in cash, with contingent consideration of up to $2.0 million payable in installments of $0.8 million on October 1, 2006 and $1.2 million on October 1, 2007 if FS Forth achieves certain future milestones.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
6.	ACQUISITIONS (CONTINUED)
The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The purchase price allocation resulted in goodwill of $2.4 million. The Company believes that the FS Forth acquisition resulted in the recognition of goodwill primarily because of the anticipated extension of its commercial grade device networking module business. FS Forth currently has modules that will immediately add value to the Company’s broader module product line. During the first quarter of fiscal 2006, goodwill attributable to the FS Forth acquisition was reduced by a purchase price adjustment of $0.1 million as the result of a change in certain tax liabilities, as defined in the purchase agreement.
The Company has determined that the FS Forth acquisition was not material to the consolidated results of operations or financial condition of the Company; therefore, pro forma financial information is not presented.
7. INVENTORIES
Inventories are stated at the lower of cost or market value, with cost determined using the first-in, first-out method. Inventories consisted of the following (in thousands):

	March 31,	September 30,
	2006	2005
Raw materials	$15,080	$15,074
Work in process	871	569
Finished goods	2,842	2,884

	$18,793	$18,527

8.	GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS
Amortized identifiable intangible assets were comprised of the following (in thousands):

	March 31, 2006			September 30, 2005
	Gross			Gross
	carrying	Accum.		carrying	Accum.
	amount	amort.	Net	amount	amort.	Net

Purchased and core technology	$41,086	$(28,938)	$12,148	$41,086	$(26,517)	$14,569
License agreements	2,440	(1,690)	750	2,440	(1,490)	950
Patents and trademarks	5,857	(2,383)	3,474	5,691	(1,956)	3,735
Customer maintenance contracts	700	(289)	411	700	(254)	446
Customer relationships	7,808	(1,717)	6,091	7,803	(1,161)	6,642

Total	$57,891	$(35,017)	$22,874	$57,720	$(31,378)	$26,342

Amortization expense was $1.8 million and $1.3 million for the three months ended March 31, 2006 and 2005, respectively, and $3.6 million and $2.8 million for the six months ended March 31, 2006 and 2005, respectively.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
8.	GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS (CONTINUED)
Estimated amortization expense related to identifiable intangible assets for the remainder of fiscal 2006 and the five succeeding fiscal years is as follows (in thousands):

2006 (six months)	$3,600
2007	5,840
2008	3,946
2009	2,666
2010	2,475
2011	2,188
The changes in the carrying amount of goodwill were as follows (in thousands):

	Six months ended March 31,
	2006	2005
Beginning balance, October 1	$38,675	$5,816
Purchase price adjustment — FS Forth	(147)	—
Foreign currency translation adjustment	2	—

Ending balance, March 31	$38,530	$5,816

The purchase price of FS Forth, acquired in fiscal year 2005, was reduced as a result of a change in certain tax liabilities, as defined in the purchase agreement. Contingent consideration of up to $2.0 million may be payable to FS Forth based upon the achievement of certain future milestones (see Note 6).
9.	INCOME TAXES
In the first quarter of fiscal 2005, the Internal Revenue Service (IRS) completed an audit of certain of the Company’s prior fiscal years income tax returns, subject to final approval by the Congressional Joint Committee on Taxation. As a result of a settlement agreement associated with this audit, the Company paid $3.2 million to the IRS in the first quarter of fiscal 2005 resulting in a reduction to its income taxes payable liability.
In February 2005, the Congressional Joint Committee on Taxation approved the settlement with the IRS. The Company had tax reserves recorded in excess of the ultimate settlement amount, which resulted in the reversal of $5.7 million of excess income tax reserves during the second quarter of fiscal 2005. This reversal was accounted for as a discrete event in the second quarter of fiscal 2005.
10.	FINANCIAL GUARANTEES
The Company, in general, warrants its products to be free from defects in material and workmanship under normal use and service for a period of up to five years from the date of receipt. The Company has the option to repair or replace products it deems defective with regard to material or workmanship. Estimated warranty costs are accrued in the period that the related revenue is recognized based upon an estimated average per unit repair or replacement cost applied to the estimated number of units under warranty. These estimates are based upon historical warranty incidence and are evaluated on an ongoing basis to ensure the adequacy of the warranty reserve. The following table summarizes the activity associated with the product warranty accrual (in thousands):

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
10.	FINANCIAL GUARANTEES (CONTINUED)

	Three months ended March 31,
Fiscal	Balance at	Warranties	Settlements	Balance at
Year	December 31	issued	made	March 31
2006	$1,068	$109	$(127)	$1,050
2005	$870	$171	$(141)	$900

	Six months ended March 31,
	Balance at	Warranties		Settlements	Balance at
	October 1	issued		made	March 31
2006	$1,187	$108	(1)	$(245)	$1,050
2005	$855	$336		$(291)	$900

(1)	Warranties issued includes a change in estimate adjustment of $117,000 in the first quarter of fiscal 2006.
The Company is not responsible and does not warrant that custom software versions created by original equipment manufacturer (OEM) customers based upon the Company’s software source code will function in a particular way, will conform to any specifications or are fit for any particular purpose and does not indemnify these customers from any third-party liability as it relates to or arises from any customization or modifications made by the OEM customer.
11.	SEGMENT INFORMATION
Prior to the first quarter of fiscal 2006 the Company operated in two reportable segments. Effective October 1, 2005, the Company changed its organizational structure to functional reporting to eliminate redundancies in management and infrastructure. In addition, certain intellectual property that was previously utilized primarily in products that comprised the Device Networking Solutions segment has now been integrated throughout the Company’s products in order to provide more functionality and allow for ease of migration to next generation technologies for the Company’s customers. As a result of these changes in organizational structure and use of the Company’s product technology, the Chief Executive Officer, as the chief operating decision maker, now reviews and assesses financial information, operating results, and performance of the Company’s business in the aggregate. Accordingly, the Company has a single operating and reporting segment effective October 1, 2005 and has restated the previous periods ended March 31, 2005 to conform to the single reportable segment.
The Company’s revenues consist of products that are in non-embedded and embedded product groupings. Non-embedded products provide external connectivity solutions, while embedded products solutions generally incorporate networking modules or microprocessors that are smaller in size than non-embedded products and are internal to the devices being networked. The products included in the non-embedded product grouping include multi-port serial adapters, network connected products including terminal servers and non-embedded device servers, universal serial bus connected products, and cellular products. The products included in the embedded product grouping include microprocessors and development tools, embedded modules, core modules and single-board computers, and network interface cards. The following table provides revenue by product grouping (in thousands):

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
11. SEGMENT INFORMATION (CONTINUED)

	Three months ended March 31,		Six months ended March 31,
	2006	2005	2006	2005
Non-embedded	$21,293	$22,408	$40,628	$44,894
Embedded	13,087	6,904	27,128	13,888

Total Revenue	$34,380	$29,312	$67,756	$58,782

12. LEGAL PROCEEDINGS
On April 19, 2002, a consolidated amended class action complaint was filed in the United States District Court for the Southern District of New York asserting claims relating to the initial public offering (IPO) of NetSilicon and approximately 300 other public companies. The complaint names as defendants the Company, NetSilicon, certain of its officers and certain underwriters involved in NetSilicon’s IPO, among numerous others, and asserts, among other things, that NetSilicon’s IPO prospectus and registration statement violated federal securities laws because they contained material misrepresentations and/or omissions regarding the conduct of NetSilicon’s IPO underwriters in allocating shares in NetSilicon’s IPO to the underwriters’ customers. The Company believes that the claims against the NetSilicon defendants are without merit and has defended the litigation vigorously. Pursuant to a stipulation between the parties, the two named officers were dismissed from the lawsuit, without prejudice, on October 9, 2002.
In June 2003, the Company elected to participate in a proposed settlement agreement with the plaintiffs in this litigation. If ultimately approved by the Court, this proposed settlement would result in a dismissal, with prejudice, of all claims in the litigation against the Company and against any of the other issuer defendants who elect to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants.
Consummation of the proposed settlement remains conditioned upon obtaining approval by the Court. On September 1, 2005, the Court preliminarily approved the proposed settlement and directed that notice of the terms of the proposed settlement be provided to class members. Thereafter, the Court held a fairness hearing on April 24, 2006, at which objections to the proposed settlement were heard. After the fairness hearing, the Court took under advisement whether to grant final approval to the proposed settlement.
If the proposed settlement is not consummated, the Company intends to continue to defend the litigation vigorously. The litigation process is inherently uncertain and unpredictable, however, and there can be no guarantee as to the ultimate outcome of this pending lawsuit. The Company maintains liability insurance for such matters and expects that the liability insurance will be adequate to cover any potential unfavorable outcome, less the applicable deductible amount of $250,000 per claim.
As of March 31, 2006, the Company has accrued a liability for the deductible amount of $250,000 which the Company believes reflects the amount of loss that is probable. In the event the Company has losses that exceed the limits of the liability insurance, such losses could have a material effect on the business, or consolidated results of operations or financial condition of the Company.
On April 13, 2004, the Company filed a lawsuit against Lantronix Inc. (Lantronix) alleging that certain of Lantronix’s products infringe the Company’s U.S. Patent No. 6,446,192. The Company filed the lawsuit in the U.S. District Court in Minnesota. The lawsuit sought both monetary and non-monetary relief. On May 3, 2004, Lantronix filed a lawsuit against the Company alleging that certain of the Company’s

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
12. LEGAL PROCEEDINGS (CONTINUED)
products infringe Lantronix’s U.S. Patent No. 6,571,305, in the U.S. District Court for the Central District of California. The lawsuit sought both monetary and non-monetary relief. On February 7, 2005 Lantronix and Acticon Technologies LLC filed a lawsuit against the Company alleging that certain of the Company’s products infringe U.S. Patent No. 4,972,470. The lawsuit was filed in the U.S. District Court for the Eastern District of Texas. The lawsuit sought both monetary and non-monetary relief. On May 12, 2005 Lantronix filed a lawsuit against the Company alleging that certain of the Company’s products infringe Lantronix’s U.S. Patent No. 6,881,096. The lawsuit was filed in the U.S. District Court for the Eastern District of Texas. The lawsuit sought both monetary and non-monetary relief. On May 2, 2006, Lantronix and the Company settled all pending infringement litigations between the companies. Under and subject to the terms of the agreement, the companies will cross-license each others patents and each company will have the benefit and protection afforded by all of each other’s current and future patents for a period of six years.
In the normal course of business, the Company is subject to various claims and litigation, including patent infringement and intellectual property claims. Management of the Company expects that these various claims and litigation will not have a material adverse effect on the consolidated results of operations or financial condition of the Company.
ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This Form 10-Q contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
The words “believe,” “anticipate,” “intend,” “estimate,” “target,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other expressions, which are predictions of or indicate future events and trends and which do not relate to historical matters, identify forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
The future operating results and performance trends of the Company may be affected by a number of factors, including, without limitation, those described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005. Those risk factors, and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its registration statements, could cause the Company’s actual future results to differ from those projected in the forward-looking statements as a result of the factors set

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                (CONTINUED)
forth in the Company’s various filings with the Securities and Exchange Commission and of changes in general economic conditions, changes in interest rates and/or exchange rates and changes in the assumptions used in making such forward-looking statements.
CRITICAL ACCOUNTING POLICIES
A description of the Company’s critical accounting policies was provided in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Annual Report on Form 10-K for the year ended September 30, 2005. Effective October 1, 2005 the Company adopted Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (FAS No. 123R), as amended by FSP FAS 123(R)-4, using the modified prospective method of application (see Note 5 to Condensed Consolidated Financial Statements).
OVERVIEW
Digi operates in the communications technology industry, which is characterized by rapid technological advances and evolving industry standards. The market can be significantly affected by new product introductions and marketing activities of industry participants. Digi places a high priority on development of innovative products that provide differentiated features and functions and allow for ease of integration with customers’ applications that improve customers’ time to market. The Company competes for customers on the basis of product performance, support, quality, product features, company reputation, customer and channel relationships, price and availability.
The Company intends to continue to extend its current product lines with next generation commercial grade device networking products and technologies targeted for selected vertical markets, including but not limited to point of sale, industrial automation, office automation, medical, and building controls. The Company believes that there is a market trend of device networking in vertical commercial applications that will require communications intelligence or connectivity to the network or the internet. These devices will be used for basic data communications, management, monitoring and control, and maintenance. The Company believes that it is well positioned to leverage its current products and technologies to take advantage of this market trend.
During the second quarter of fiscal 2006, the Company made good progress with new product releases and telecommunications carrier certifications, and is expecting continued growth from Cellular products, ConnectPort Display, and acquired product lines. The Cellular products and ConnectPort Display are included in the non-embedded product grouping, and the acquired product lines are included in the embedded product grouping (see Note 11 to Condensed Consolidated Financial Statements). The Company has maturing products, including its network interface cards and multi-port serial adapters, which are expected to decline in future periods. Net sales from network interface cards, included in the embedded products grouping, are expected to decline to approximately 1% or less of total quarterly revenues beginning with the fourth quarter of fiscal 2006. Multi-port serial adapters’ net sales, included in the non-embedded products grouping, are anticipated to continue a general trend of flattening to slow decline over future quarters.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                (CONTINUED)
OVERVIEW (CONTINUED)
For the three and six months ended March 31, 2006:
• Net sales of $34.4 million, for the three months ended March 31, 2006, represented an increase of $5.1 million, or 17.3%, compared to net sales of $29.3 million for the three months ended March 31, 2005. Net sales of $67.8 million, for the six months ended March 31, 2006, represented an increase of $9.0 million, or 15.3%, compared to net sales of $58.8 million for the six months ended March 31, 2005.
• Gross profit margin decreased to 53.3% compared to 58.0% for the three months ended March 31 2006 and 2005, respectively. Gross profit margin decreased to 53.8% compared to 58.2% for the six months ended March 31, 2006 and 2005, respectively. Amortization of purchased and core technology identifiable intangible assets of $1.2 million and $1.0 million for the three months ended March 31, 2006 and 2005, respectively, and $2.3 million and $2.1 million for the six months ended March 31, 2006 and 2005, respectively, has been reclassified from general and administrative expenses to a separate line item within cost of sales for all periods presented (see Note 2 to the Condensed Consolidated Financial Statements).
• Total operating expenses for the three months ended March 31, 2006 were $15.1 million compared to $12.8 million for the three months ended March 31, 2005, an increase of $2.3 million. Total operating expenses for the six months ended March 31, 2006 were $30.4 million compared to $25.9 million for the six months ended March 31, 2005, an increase of $4.5 million. As a result of adopting FAS No. 123R, stock-based compensation of $0.6 million and $1.1 million was recorded in operating expenses for the three and six months ended March 31, 2006. Because FAS No. 123R was adopted prospectively, there were no charges for stock-based compensation for the three and six months ended March 31, 2005.
• Net income decreased $6.2 million to $2.6 million, or $0.11 per diluted share, for the three months ended March 31, 2006, compared to $8.8 million, or $0.37 per diluted share for the three months ended March 31, 2005. Net income decreased $7.0 million to $4.8 million, or $0.20 per diluted share, for the six months ended March 31, 2006, compared to $11.8 million, or $0.50 per diluted share, for the six months ended March 31, 2005. Stock-based compensation expense reduced earnings per diluted share by $0.02 and $0.04 for the three and six months ended March 31, 2006.
• As a result of a settlement with the IRS in February of 2005, the Company recorded a reversal of $5.7 million of excess income tax reserves during the second quarter of fiscal 2005. This reversal was accounted for as a discrete event and resulted in an income tax benefit of $5.7 million and an increase in diluted earnings per share of $0.24 for the three and six months ended March 31, 2005.
• The Company’s net working capital position (total current assets less total current liabilities) increased $11.5 million to $81.5 million during the six months ended March 31, 2006 and its current ratio was 5 to 1 as of that date. Cash and cash equivalents and marketable securities increased $9.8 million to $60.0 million during the period. The Company has no debt other than capital lease obligations.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                (CONTINUED)
CONSOLIDATED RESULTS OF OPERATIONS
The following table sets forth selected information derived from the Company’s interim condensed consolidated statements of operations expressed in dollars, as a percentage of net sales and as a percentage of change from period-to-period for the periods indicated (dollars in thousands):

	Three months ended March 31,				% increase	Six months ended March 31,
	2006 (1) (2)		2005 (2)		(decrease)	2006(1)(2)		2005 (2)
Net sales	$34,380	100.0%	$29,312	100.0%	17.3%	$67,756	100.0%	$58,782	100.0%	15.3%
Cost of sales (exclusive of amortization of purchased and core technology shown separately below) (1)	14,894	43.3	11,328	38.6	31.5	28,904	42.7	22,487	38.3	28.5
Amortization of purchased and core technology (2)	1,168	3.4	982	3.4	18.9	2,336	3.5	2,080	3.5	12.3

Gross profit	18,318	53.3	17,002	58.0	7.7	36,516	53.8	34,215	58.2	6.7
Operating expenses:
Sales and marketing (1)	6,802	19.8	6,411	21.9	6.1	13,553	20.0	12,854	21.9	5.4
Research and development (1)	5,011	14.6	3,820	13.0	31.2	9,825	14.5	8,072	13.7	21.7
General and administrative (1)(2)	3,293	9.6	2,575	8.8	27.9	7,047	10.4	4,992	8.5	41.2

Total operating expenses	15,106	44.0	12,806	43.7	18.0	30,425	44.9	25,918	44.1	17.4

Operating income	3,212	9.3	4,196	14.3	(23.5)	6,091	8.9	8,297	14.1	(26.6)
Interest income and other, net	554	1.7	312	1.1	N/M *	886	1.4	502	0.9	N/M *

Income before income taxes	3,766	11.0	4,508	15.4	(16.5)	6,977	10.3	8,799	15.0	(20.7)
Income tax provision (benefit)	1,199	3.5	(4,291)	(14.6)	N/M *	2,227	3.3	(2,961)	(5.0)	N/M *

Net income	$2,567	7.5%	$8,799	30.0%	(70.8)%	$4,750	7.0%	$11,760	20.0%	(59.6)%

*	N/M means not meaningful

(1)	As a result of adopting FAS No. 123R as of October 1, 2005 on a modified prospective basis, stock-based compensation expense is included in the consolidated results of operations for the three and six months ended March 31, 2006 as follows (in thousands):

	Three months ended	Six months ended
	March 31, 2006	March 31, 2006
Cost of sales	$23	$43
Sales and marketing	193	319
Research and development	142	269
General and administrative	274	532

Totals	$632	$1,163

(2)	Amortization of purchased and core technology has been reclassified from general and administrative expenses to a separate line item within cost of sales for all periods presented.
NET SALES
Net sales for the three and six months ended March 31, 2006 were $34.4 million and $67.8 million compared to net sales of $29.3 million and $58.8 million for the three and six months ended March 31, 2005, or an increase of 17.3% and 15.3%, respectively. Net sales of the Company’s growth product lines, including product lines inherited through recent acquisitions, including device server, core modules and single board computers, terminal server, USB, chips and software, and cellular product lines increased $9.6 million and $18.7 million, or 56.2% and 56.6%

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                (CONTINUED)
NET SALES (CONTINUED)
in the three and six months ended March 31, 2006 compared to the three and six months ended March 31, 2005. Net sales attributable to the mature product lines, primarily multi-port serial adaptors and network interface cards, decreased $4.6 million and $9.8 million, or 37.7% and 38.0% for the three and six months ended March 31, 2006, compared to the same periods one year ago.
Embedded products net sales increased $6.2 million and $13.2 million for the three and six months ended March 31, 2006 compared to the three and six months ended March 31, 2005 due to increases in embedded device server products, chips and software, and incremental sales attributable to acquired products, partially offset by a decline in net sales from network interface cards, which are in a mature market. Non-embedded products net sales decreased $1.1 million and $4.3 million for the three and six months ended March 31, 2006 compared to the three and six months ended March 31, 2005 due to a decline in net sales of mature products, primarily multi-port serial adapters.
Fluctuation in foreign currency rates compared to the same periods one year ago had an unfavorable impact on net sales of $0.5 million and $1.0 million in the three and six month periods ended March 31, 2006.
GROSS PROFIT
The Company reclassified amortization expense related to purchased and core technology from general and administrative expense to a separate line item within cost of sales for all periods presented (see Note 2 to Condensed Consolidated Financial Statements). Amortization of intangible assets related to purchased and core technology represented 3.4% of net sales for each of the three month periods ended March 31, 2006 and 2005, and 3.5% of net sales for each of the six month periods ended March 31, 2006 and 2005.
Gross profit margin for the three and six months ended March 31, 2006 was 53.3% and 53.8% compared to 58.0% and 58.2% for the three and six months ended March 31, 2005, including the reclassification of amortization of purchased and core technology described above. Gross profit margin decreased by 4.7% and 4.4% for the three and six month periods ended March 31, 2006 primarily due to fluctuations in customer and product mix, and the impact of Rabbit product sales which carry a lower gross profit margin. These two factors had approximately equal impact on the decrease in gross profit margin. The amortization of purchased and core technology represented the same percentage of net sales for both the three and six month periods ended March 31, 2006 and 2005.
OPERATING EXPENSES
Sales and marketing expenses for the three months ended March 31, 2006 were $6.8 million, or 19.8% of net sales, compared to $6.4 million, or 21.9% of net sales, for the three months ended March 31, 2005. Sales and marketing expenses for the six months ended March 31, 2006 were $13.6 million, or 20.0% of net sales, compared to $12.9 million, or 21.9% of net sales, for the six months ended March 31, 2005. The

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                (CONTINUED)
OPERATING EXPENSES (CONTINUED)
net increase in sales and marketing expenses is due to increased ongoing expenses as a result of the acquisitions of Rabbit and FS Forth in the third quarter of fiscal 2005 and stock-based compensation expense in fiscal 2006, partially offset by decreased variable sales and marketing expenses related to the Company’s mature business.
Research and development expenses for the three months ended March 31, 2006 were $5.0 million, or 14.6% of net sales, compared to $3.8 million, or 13.0% of net sales, for the three months ended March 31, 2005. Research and development expenses for the six months ended March 31, 2006 were $9.8 million, or 14.5% of net sales, compared to $8.1 million, or 13.7% of net sales, for the six months ended March 31, 2005. The net increase in research and development expenses is due to increased ongoing expenses as a result of the acquisitions made by the Company in the third quarter of fiscal 2005 and stock-based compensation expense in fiscal 2006, partially offset by decreased research and development expenses related to the Company’s mature business.
General and administrative expenses were $3.3 million, or 9.6% of net sales, for the three months ended March 31, 2006 compared to $2.6 million, or 8.8% of net sales, for the three months ended March 31, 2005. General and administrative expenses were $7.0 million, or 10.4% of net sales, for the six months ended March 31, 2006 compared to $5.0 million, or 8.5% of net sales, for the six months ended March 31, 2005. The net increase in general and administrative expenses was due primarily to increased ongoing expenses as a result of the Rabbit and FS Forth acquisitions, increased professional services fees, increased intangibles amortization associated with the acquisitions made in the third quarter of fiscal 2005 (excluding amortization of purchased and core technology, which is shown as a separate line item within cost of sales), and stock-based compensation in fiscal 2006.
INTEREST INCOME AND OTHER, NET
Interest income and other, net was $0.6 million for the three months ended March 31, 2006 compared to $0.3 million for the three months ended March 31, 2005. Interest income and other, net was $0.9 million for the six months ended March 31, 2006 compared to $0.5 million for the six months ended March 31, 2005. The Company realized interest income at higher average interest rates in fiscal 2006 compared to fiscal 2005. Other expense remained relatively flat between periods.
INCOME TAXES
Income taxes have been provided for at an effective rate of 31.9% for the six month period ended March 31, 2006 compared to an effective rate of (33.7%) for the six month period ended March 31, 2005. In February 2005, the Congressional Joint Committee on Taxation approved a settlement with the Internal Revenue Service on an audit of certain of the Company’s prior fiscal years income tax returns. The Company had established tax reserves in excess of the ultimate settled amounts. As a result, the Company reversed $5.7 million of excess income tax reserves during the second quarter of fiscal 2005. This reversal was accounted for as a discrete event and resulted in an income tax benefit during the second fiscal quarter of 2005 of $5.7 million. The estimated annual effective rate for the six month period ended March 31, 2005, adjusted for the $5.7 million discrete event, would have been 31.0%. The effective tax rates for both the first six months of fiscal 2006 and 2005 are lower than the U.S. statutory rate of 35.0% primarily due to the utilization of income tax credits and exclusion of extraterritorial income for both periods presented and due to the tax benefit resulting from the tax settlement for the first six months of fiscal 2005.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                (CONTINUED)
LIQUIDITY AND CAPITAL RESOURCES
The Company has financed its operations principally with funds generated from operations. At March 31, 2006, the Company had cash, cash equivalents and marketable securities of $60.0 million compared to $50.2 million at September 30, 2005. The Company’s working capital increased $11.5 million to $81.5 million at March 31, 2006 compared to $70.0 million at September 30, 2005.
Net cash provided by operating activities was $8.2 million for the three months ended March 31, 2006 compared to $4.4 million for the six months ended March 31, 2005. Due to the adoption of FAS No. 123R, the adjustment for tax benefits related to the exercise of stock options of $0.3 million is presented in the financing activities section of the Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2006, compared to $2.0 million for the six months ended March 31, 2005 reflected in operating activities.
Income taxes payable increased $2.7 million to $6.0 million during the six months ended March 31, 2006 compared to income taxes payable of $5.3 million for the same period one year ago. A payment of $3.2 million to the IRS in November of 2004 was made as a part of the settlement agreement related to the review of prior fiscal years.
Net cash used in investing activities was $8.0 million during the six months ended March 31, 2006 compared to net cash used by investing activities of $10.2 million during the same period in the prior fiscal year. Net purchases of marketable securities were $7.1 million during the six months ended March 31, 2006 compared to net purchases of marketable securities of $5.5 million during the same period one year ago. Purchases of property, equipment, improvements and certain other intangible assets were $0.9 million and $0.3 million for the six months ended March 31, 2006 and 2005, respectively. On March 31, 2005, the Company paid $4.4 million for the April 1, 2005 acquisition of FS Forth.
The Company anticipates total fiscal 2006 capital expenditures to approximate $1.9 million.
As of March 31, 2006, the Company had contingent purchase price obligations outstanding of $2.0 million related to the acquisition of FS Forth (see Note 6 to Condensed Consolidated Financial Statements).
The Company generated $3.1 million from financing activities during the six months ended March 31, 2006 compared to $5.5 million during the same period a year ago. The source of cash is primarily the result of proceeds from stock option and employee stock purchase plan transactions in both periods, and the reflection of cash provided by the adjustment for tax benefits related to the exercise of stock options as a financing activity in fiscal 2006. In addition, there were capital lease payments during 2006 of $0.3 million and no payments in 2005.
The Company’s management believes that current financial resources, cash generated from operations and the Company’s potential capacity for additional debt and/or equity financing will be sufficient to fund current and future business operations.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                (CONTINUED)
LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)
The following summarizes the Company’s contractual obligations at March 31, 2006 (in thousands):

	Payments due by fiscal period
		Less than 1
	Total	year	1-3 years	3-5 years	Thereafter

Operating leases	$5,873	$2,013	$2,244	$844	$772
Capital leases	1,639	560	839	240	—

Total contractual cash obligations	$7,512	$2,573	$3,083	$1,084	$772

The lease obligations summarized above relate to various operating lease agreements for office space and equipment. The capital leases summarized above are for manufacturing equipment at Rabbit. The table above excludes up to $2.0 million of additional contingent purchase price payments related to the FS Forth acquisition (see Note 6 to Condensed Consolidated Financial Statements).
RISK FACTORS
Multiple risk factors exist which could have a material effect on the Company’s operations, results of operations, profitability, financial position, liquidity and capital resources. These risk factors are more fully presented in the Company’s 2005 Annual Report on Form 10-K as filed with the SEC.